EXHIBIT 5.01

[LETTERHEAD OF FENWICK & WEST LLP]

January 13, 2004

Opsware Inc.

599 N. Mathilda Avenue

Sunnyvale, CA 94085

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) filed by Opsware Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on December 19, 2003, as amended on the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of up to 2,000,000 shares of the Company’s Common Stock (the “Stock”) pursuant to the terms of an Agreement and Plan of Reorganization dated as of December 4, 2003 (the “Agreement”) by and among the Company, Tangram Enterprise Solutions, Inc., a Pennsylvania corporation (“Tangram”), and TES Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on March 14, 2001, as amended by the Certificate of Amendment to the Restated Certificate filed with the Delaware Secretary of State on August 16, 2002, and Merger Sub’s Certificate of Incorporation filed with the Delaware Secretary of State on November 26, 2003;

(2)	the Company’s Restated Bylaws, as adopted on February 26, 2002, and Merger Sub’s Bylaws, as adopted on November 26, 2003;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated by reference therein;

(4)	the proxy statement/prospectus forming a part of the Registration Statement.

(5)	the minutes of meetings of the Company’s Board of Directors held on November 20, 2003, which include resolutions approving the Agreement, the issuance of the Stock and the filing of the Registration Statement; the written consent of Merger Sub’s Board of Directors dated December 3, 2003 approving the Agreement; and the written consent of Merger Sub’s sole stockholder dated December 3, 2003 approving the Agreement;

(6)	the stock records that the Company has provided to us (consisting of a statement from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of Capital Stock as of the date hereof and a summary of options and warrants respecting the Company’s capital stock and of any rights to purchase such capital stock, which was prepared by the Company and dated as of the date hereof, verifying the number of such issued and outstanding securities as of the date hereof); and

(7)	a Management Certificate addressed to us and dated of even date herewith executed by the Company and Merger Sub containing certain factual and other representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document identified above, and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than the existing laws of the United States of America, the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, the State of Delaware.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.

Based upon the foregoing, it is our opinion that the shares of Stock to be issued, sold and delivered by you pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the proxy statement/prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the proxy statement/prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder. This opinion is intended solely for use in connection with the above issuance and sale of the Stock subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you or any other person or entity of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, /s/ Fenwick & West LLP

FENWICK & WEST LLP